Exhibit 21.1
Subsidiaries of Gevo, Inc.

Name of Subsidiary	Jurisdiction

Gevo Asset, LLC (fka Gevo Development, LLC)	Delaware

Gevo RNG Holdco, LLC	Delaware

Gevo NW Iowa RNG, LLC	Delaware

Agri-Energy, LLC	Minnesota

Gevo Net-Zero Holdco, LLC	Delaware

Gevo Net-Zero 1, LLC	Delaware